Exhibit 99
PRESS RELEASE
For Release February 11, 2011
Contact: Investor Relations
          (888) 343-8147
Website: www.bankmbank.com
Mackinac Financial Corporation Announces
2010 Results of Operations/Asset quality
(Manistique, Michigan) — Mackinac Financial Corporation (Nasdaq: MFNC), the holding company for mBank, reported a loss of $1.160 million or $.34 per share, for the year ended December 31, 2010, compared to a net income of $1.907 million, or $.56 per share, for 2009. Weighted average shares outstanding for both years amounted to 3,419,736.
The loss to the Corporation this year was primarily the result of credit charges and write-downs on an isolated pocket of older loans and pieces of other real estate owned located primarily in Southeast Michigan. The company took an aggressive workout posture throughout 2010 to move these assets out of the bank to eliminate on-going carrying costs and administrative expenses.
Earnings Analysis

	2010	2009	2008

Income before tax and preferred dividends, as reported:	$(3,917)	$3,536	$2,659

Credit related costs:
Loan loss provision	6,500	3,700	2,300
OREO write-downs/gains and losses	2,753	208	(80)
Noncore income:
Security gains	215	1,471	64
Gain on sale of branch offices	—	1,208	—

“Adjusted” income before taxes and preferred dividends (Excluding items, noted above)	$5,121	$4,765	$4,815

As you will note from the chart above, the company’s “core earnings” run rate outside of extraordinary credit related charges and other one-time items has improved as the result of lowered funding costs from the significant growth in our core deposit base, control of non-interest expenses, and increases in non-interest income from our SBA/USDA lending programs and secondary market 1-4 family loan sales. It should be noted that the subsidiary bank posted a small profit for the year of approximately $83,000.
Paul Tobias, Chairman of MFNC, commenting on the overall results for 2010, stated, “During 2010 we recognized the losses associated with a few large credits, booked prior to the recession, that were well secured at the time of loan origination but suffered from operating models that could not withstand the severe recession and the deterioration of collateral values in Southeastern Michigan. Despite the challenging times, we have made significant progress to increase our franchise value. Our remaining portfolio continues to perform satisfactorily and asset quality matrices continue to outperform peers. We are confident that credit related expenses will decrease in 2011 and return to normal levels in 2012.”
Listed below are several key points relative to our 2010 results:
•	We grew core bank deposits by $80 million. This reduced our reliance on wholesale deposits by $115.4 million, reducing balance sheet risk. We experienced core deposit growth in all of our markets, with $40 million in Northern Lower Michigan, $11 million in Southeast Michigan and $29 million in the Upper Peninsula. Most of our 2010 deposit growth occurred in low cost transactional accounts which grew by $44 million.

•	We continued to experience good loan demand with approximately $114 million of new loan production. At 2010 year-end, the Corporation’s loans stood at $383.086 million, a slight decrease from the 2009 year-end balances of $384.310 million. Our total outstanding loans declined by $1.2 million after reductions for loan sales, (both SBA/USDA and secondary market) amortization and payoffs, some associated with the elimination of problem assets. We continue to be highly successful in producing well priced high quality loans in the Upper Peninsula with 2010 loan production of $81 million. Loan production totaled $22 million in Northern Lower Michigan and $11 million in Southeast Michigan where the market have been hit the hardest by the recession.

•	In 2010 we had continued success in the origination and sales of SBA/USDA loans with total fee income of $.9 million in 2010 compared to $.5 million in fee income during 2009. We continue to be a state leader in these programs.

•	One of our initiatives for 2010 was the expansion of our consumer lending program by hiring several key mortgage loan producers and the centralization of our consumer lending processing. This was successful, with secondary market fee income of $.5 million in 2010 compared to $.3 million in 2009 and an increase in total consumer loan production from $39 million in 2009 to $60 million in 2010. We also have retained the servicing of approximately $27 million of mortgage loans which provides future refinancing opportunities and is a source of core deposits.

•	We improved our net interest margin from 3.74% in the fourth quarter of 2009 to 3.88% in 2010’s fourth quarter. Given our current funding structure, we expect to see this improve throughout 2011 as well.

•	We had an overall reduction in nonperforming assets from $21.0 million at the end of 2009 to $16.1 million at the end of 2010. As noted above, the resolution of problem assets during 2010 impacted our earnings but we divested these problem loans and OREO properties so that we could eliminate holding costs and forego the opportunity cost that impacts longer-term shareholder value creation.
Total assets of the Corporation at December 31, 2010 were $478.696 million, a decrease of $36.681 million from 2009 year end assets of $515.377 million. The decline in assets was largely attributed to a reduction in excess liquidity which was used to pay off maturing wholesale deposits. Total deposits decreased from $421.389 million at the end of 2009 to $386.778 million at 2010 year end. Kelly W. George, President and Chief Executive Officer of mBank, commenting on the deposit growth, “We continue to focus our efforts on growing the Bank’s core deposits because we believe this translates into real franchise value and improves our overall balance sheet risk. As noted above, in 2010, we were extremely successful in growing bank deposits in all of our markets, and this will continue to be a primary objective of the 2011 business plan as well.”
Nonperforming assets decreased by $4.9 million, from $21.0 million at 2009 year end to $16.1 million at year end 2010. Nonperforming loans totaled $10.6 million, or 2.76% of total loans at December 31, 2010. Nonaccrual loans now reside at 1.55%, a reduction from 3.74% at year-end 2009. Nonperforming assets at December 31, 2010 represented 3.37% of total assets, compared to 4.08% of total assets at December 31, 2009. Kelly W. George commented, “Our current level of nonperforming assets, while still below peers and manageable with a Texas Ratio of 27%, continues to provide some challenges given the time needed in terms of real estate holding periods to work through these issues. Most of these assets are secured with some form of property and reside in areas of the state that were hit the hardest in terms of the recession. We have updated evaluations on all our remaining OREO pieces and larger problem assets and will continue to focus on early identification and resolution to minimize carrying costs, collateral deterioration and incremental loss.”
Net interest income for the year ended December 31, 2010 was $16.385 million compared to $16.287 million for the year ended December 31, 2009. The margin percentage for 2010 was 3.66% compared to 3.59% in 2009.
We recognize the importance of cost control, especially in times of economic slowdown. In 2010 our total noninterest expense was $16.597 million compared to $13.802 million in 2009. The increase in 2010 was primarily attributable to costs associated with higher levels of nonperforming assets. As stated previously, OREO write-downs totaled $2.753 million in 2010 compared to $.208 million in 2009, an increase of $2.545 million.
Shareholders’ equity totaled $53.882 million at December 31, 2010, compared to $55.299 million at the end of 2009, a decrease of $1.417 million. This decrease includes the consolidated net loss of $1.160 million, the capital contribution impact of stock options and amortization of preferred stock issue costs along with the decrease in equity due to the decline in the market value of held-for-sale investments, which amounted to $.5 million.

The capital position remains strong at the Corporation with a Tier 1 ratio of 9.25% and Total Risk Based Capital of 12.62%. The Bank is also well capitalized with a Tier 1 ratio of 8.09% and Total Risk Based Capital of 11.18%.
Mr. Tobias concluded, “As we enter 2011, we are focusing on organic growth. We will continue to be granular and selective in our lending activities, focusing on SBA/USDA loans. We will continue to grow core deposits and control expenses. We are confident that as 2011 evolves we will show continuous improvement and by 2012 show increased earnings potential of this franchise. We are proud that we have been able to build shareholders equity to $12.63 per share and are eager to build an earnings record that will allow our stock to reflect its intrinsic value”
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $450 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.
Forward-Looking Statements
This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

	For The Years Ended December 31,
(Dollars in thousands, except per share data)	2010	2009
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$478,696	$515,377
Loans	383,086	384,310
Investment securities	33,860	46,513
Deposits	386,779	421,389
Borrowings	36,069	36,140
Shareholders’ equity	53,882	55,299

Selected Statements of Income Data:
Net interest income	$16,385	$16,287
Income before taxes and preferred dividend	(3,917)	3,536
Net income	(1,160)	1,907
Income per common share — Basic	(.34)	.56
Income per common share — Diluted	(.34)	.56
Weighted average shares outstanding	3,419,736	3,419,736

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.66%	3.59%
Efficiency ratio	72.57	72.24
Return on average assets	(.23)	.39
Return on average equity	(2.06)	3.77

Average total assets	$502,993	$493,652
Average total shareholders’ equity	56,171	50,531
Average loans to average deposits ratio	94.36%	92.99%

Common Share Data at end of period:
Market price per common share	$4.58	$4.64
Book value per common share	$12.63	$13.10
Common shares outstanding	3,419,736	3,419,736

Other Data at end of period:
Allowance for loan losses	$6,613	$5,225
Non-performing assets	$16,125	$21,041
Allowance for loan losses to total loans	1.73%	1.36%
Non-performing assets to total assets	3.37%	4.08%
Texas ratio	26.66%	34.77%

Number of:
Branch locations	11	10
FTE Employees	110	100

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands)	2010	2009
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$22,719	$18,433
Federal funds sold	12,000	27,000

Cash and cash equivalents	34,719	45,433

Interest-bearing deposits in other financial institutions	713	678
Securities available for sale	33,860	46,513
Federal Home Loan Bank stock	3,423	3,794

Loans:
Commercial	308,677	305,670
Mortgage	68,473	74,350
Installment	5,936	4,290

Total Loans	383,086	384,310
Allowance for loan losses	(6,613)	(5,225)

Net loans	376,473	379,085

Premises and equipment	9,660	10,165
Other real estate held for sale	5,562	5,804
Other assets	14,286	23,905

TOTAL ASSETS	$478,696	$515,377

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Non-interest-bearing deposits	$41,264	$35,878
Interest-bearing deposits:
NOW, Money Market, Checking	134,703	95,790
Savings	17,670	18,207
CDs<$100,000	96,976	59,953
CDs>$100,000	22,698	36,385
Brokered	73,467	175,176

Total deposits	386,778	421,389

Borrowings:
Federal funds purchased	—	—
Short-term	20,000	15,000
Long-term	16,069	21,140

Total borrowings	36,069	36,140
Other liabilities	1,967	2,549

Total liabilities	424,814	460,078

Shareholders’ equity:
Preferred stock — No par value:
Authorized 500,000 shares, no shares outstanding	10,706	10,514
Common stock and additional paid in capital — No par value
Authorized - 18,000,000 shares
Issued and outstanding — 3,419,736 shares	43,525	43,493
Accumulated deficit	(961)	199
Accumulated other comprehensive income (loss)	612	1,093

Total shareholders’ equity	53,882	55,299

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$478,696	$515,377

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
(Dollars in thousands, except per share data)	2010	2009	2008
	(Unaudited)	(Audited)	(Audited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$21,091	$20,521	$22,555
Tax-exempt	188	292	404
Interest on securities:
Taxable	1,406	2,783	1,293
Tax-exempt	28	19	5
Other interest income	127	93	305

Total interest income	22,840	23,708	24,562

INTEREST EXPENSE:
Deposits	5,607	6,431	10,115
Borrowings	848	990	1,583

Total interest expense	6,455	7,421	11,698

Net interest income	16,385	16,287	12,864
Provision for loan losses	6,500	3,700	2,300

Net interest income after provision for loan losses	9,885	12,587	10,564

OTHER INCOME:
Service fees	990	1,023	838
Net security gains	215	1,471	64
Net gains on sale of secondary market loans	1,407	830	120
Proceeds from settlement of lawsuits	—	—	3,475
Other	183	1,427	156

Total other income	2,795	4,751	4,653

OTHER EXPENSES:
Salaries and employee benefits	6,918	6,583	6,886
Occupancy	1,313	1,385	1,374
Furniture and equipment	806	805	771
Data processing	740	862	844
Professional service fees	627	603	508
Loan and deposit	4,620	1,793	489
Telephone	193	187	170
Advertising	297	322	305
Other	1,084	1,262	1,211

Total other expenses	16,598	13,802	12,558

Income before provision for income taxes	(3,918)	3,536	2,659
Provision for (benefit of) income taxes	(3,500)	1,120	787

NET INCOME	$(418)	$2,416	$1,872

Preferred dividend expense	742	509	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(1,160)	$1,907	$1,872

INCOME PER COMMON SHARE
Basic	$(0.34)	$.56	$.55

Diluted	$(0.34)	$.56	$.55

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
LOAN PORTFOLIO AND CREDIT QUALITY
(Dollars in thousands)
Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Commercial Loans:
Real estate — operators of nonresidential buildings	$58,114	$48,689
Hospitality and tourism	37,737	45,315
Operators of nonresidential buildings	16,598	12,619
Real estate agents and managers	15,857	24,242
Other	135,411	150,214

Total Commercial Loans	263,717	281,079

1-4 family residential real estate	75,074	67,232
Consumer	5,283	4,290
Construction
Commercial	33,330	24,591
Consumer	5,682	7,118

Total Loans	$383,086	$384,310

Credit Quality (at end of period):

	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Nonperforming Assets :
Nonaccrual loans	$5,921	$14,368
Loans past due 90 days or more	—	—
Restructured loans	4,642	869

Total nonperforming loans	10,563	15,237
Other real estate owned	5,562	5,804

Total nonperforming assets	$16,125	$21,041

Nonperforming loans as a % of loans	2.76%	3.96%

Nonperforming assets as a % of assets	3.37%	4.08%

Reserve for Loan Losses:
At period end	$6,613	$5,225

As a % of average loans	1.72%	1.39%

As a % of nonperforming loans	62.61%	34.29%

As a % of nonaccrual loans	111.69%	36.37%

Texas Ratio	26.66%	34.77%

Charge-off Information (year to date):
Average loans	$384,347	$374,796

Net charge-offs	$5,112	$2,752

Charge-offs as a % of average loans	1.33%	.73%

MACKINAC FINANCIAL CORPORATION
QUARTERLY OVERVIEW

	QUARTER ENDED
	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
BALANCE SHEET (Dollars in thousands)

Total loans	$383,086	$382,727	$384,839	$377,311	$384,310
Allowance for loan losses	(6,613)	(5,437)	(6,371)	(4,737)	(5,225)

Total loans, net	376,473	377,290	378,468	372,574	379,085
Intangible assets	—	—	—	—	—
Total assets	478,696	499,006	500,774	502,427	515,377
Core deposits	290,614	287,055	271,026	236,227	209,828
Noncore deposits (1)	96,165	117,469	134,758	168,985	211,561

Total deposits	386,779	404,524	405,784	405,212	421,389
Total borrowings	36,069	36,069	36,140	36,140	36,140
Total shareholders’ equity	53,882	55,987	56,231	58,722	55,299
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736

AVERAGE BALANCES (Dollars in thousands)

Assets	$488,320	$512,335	$502,942	$508,495	$514,102
Loans	385,296	385,268	382,169	384,640	386,203
Deposits	393,266	416,847	405,449	413,897	418,280
Equity	55,015	56,668	57,889	55,109	55,665

INCOME STATEMENT (Dollars in thousands)

Net interest income	$4,276	$4,064	$4,023	$4,022	$4,431
Provision for loan losses	1,800	1,000	2,800	900	2,300

Net interest income after provision	2,476	3,064	1,223	3,122	2,131
Total noninterest income	747	648	593	807	1,503
Total noninterest expense	4,037	3,601	5,330	3,629	3,650

Income before taxes	(814)	111	(3,514)	300	(16)
Provision for income taxes	1,093	30	(1,212)	(3,411)	(22)

Net income	(1,907)	81	(2,302)	3,711	6

Preferred dividend expense	185	185	186	185	186

Net income available to common shareholders	$(2,092)	$(104)	$(2,488)	$3,526	$(180)

PER SHARE DATA

Earnings	$(.61)	$(.03)	$(.73)	$1.03	$(.05)
Book value per common share	12.63	13.26	13.34	14.08	13.10
Market value, closing price	4.58	5.10	6.50	4.72	4.64

ASSET QUALITY RATIOS

Nonperforming loans/total loans	2.76%	2.94%	2.87%	2.62%	3.96%
Nonperforming assets/total assets	3.37	3.41	3.34	3.51	4.08
Allowance for loan losses/total loans	1.73	1.42	1.66	1.26	1.36
Allowance for loan losses/nonperforming loans	62.61	48.34	57.69	47.87	34.29
Texas ratio (2)	26.66	27.68	26.71	27.76	34.77

PROFITABILITY RATIOS

Return on average assets	(1.70)%	(.08)%	(1.98)%	2.81%	(.14)%
Return on average equity	(15.09)	(0.73)	(17.24)	25.95	(1.28)
Net interest margin	3.88	3.69	3.56	3.51	3.74
Efficiency ratio	65.05	75.98	76.04	78.12	71.03
Average loans/average deposits	97.97	92.42	94.26	92.93	92.33

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.25%	9.22%	9.38%	9.85%	9.75%
Tier 1 capital to risk weighted assets	11.36	11.73	11.65	12.48	11.92
Total capital to risk weighted assets	12.62	12.98	12.91	13.69	13.17
Average equity/average assets	11.27	11.06	11.51	10.84	10.83
Tangible equity/tangible assets	11.27	11.06	11.51	10.84	10.83

(1)	Noncore deposits includesInternet CDs, brokered deposits and CDs greater than $100,000

(2)	Texas ratio equals nonperforming assets divided by shareholders’ equity plus allowance for loan losses

MACKINAC FINANCIAL CORPORATION
QUARTERLY OVERVIEW